Contact:	Gregory J. Larson

Senior Vice President Investor Relations

240-744-5120

HOST MARRIOTT TO REDEEM THE CLASS A CUMULATIVE REDEEMABLE PREFERRED STOCK ON AUGUST 3, 2004

Bethesda, MD; July 2, 2004—Host Marriott Corporation (NYSE:HMT) today announced that it will redeem 4,160,000 shares of its 10% Class A Cumulative Redeemable Preferred Stock, which represents all of the issued and outstanding shares, on August 3, 2004. The 10% Class A Cumulative Redeemable Preferred Stock will be redeemed at a redemption price of $25.00 per share, plus $0.1250 per share of dividends accrued from July 15, 2004 to the redemption date of August 3, 2004. The Company will pay its regularly scheduled cash dividend on the 10% Class A Cumulative Redeemable Preferred Stock for the second quarter on July 15, 2004 as previously announced.

Host Marriott Corporation is a Fortune 500 lodging real estate company, which owns 111 upscale and luxury full-service hotel properties primarily operated under Marriott, Ritz-Carlton, Hyatt, Four Seasons, Hilton and Westin brand names.

This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes. For further information regarding risks and uncertainties associated with our business, please refer to the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of July 2, 2004 and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.